EXHIBIT 99.1

NEWS

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 26, 2009—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Dec. 31, 2008, of $11.1 million or 49 cents per share, compared to $11.0 million or 50 cents per share for the same period in the prior year. MGE Energy reported earnings for the twelve months ended Dec. 31, 2008, of $52.8 million or $2.38 per share, compared to $48.8 million or $2.27 per share for the same period in the prior year.

During the three months ended Dec. 31, 2008, earnings from utility operations decreased $0.5 million compared to the prior year. Gas utility operations improved $2.1 million from the fourth quarter of 2007 due to colder weather. Heating degree days (a measure for determining the impact of weather during the heating season) were 11% higher for the period compared to last year. Electric utility operations offset the increased gas utility operations results, primarily as a result of lower electric sales during the fourth quarter of 2008 and commitments made for various environmental projects in connection with the Elm Road generating units.

Earnings for the twelve months ended Dec. 31, 2008, benefited from colder winter weather and gains on certain local economic development investments. As a result of these investments, MGE Energy recognized a one-time $3.1 million pretax gain for the twelve months ended Dec. 31, 2008. Gas retail sales increased 14.8% as a result of colder weather compared to the prior twelve months ended.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 137,000 customers in Dane County, Wis., and purchases and distributes natural gas to 141,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2008	2007	2006
Three Months Ended December 31
Operating revenue	$155,453	$142,840	$138,611
Operating income	$19,981	$19,576	$21,538
Net income	$11,064	$11,021	$11,153
Earnings per share (basic and diluted)	$0.49	$0.50	$0.54
Weighted average shares outstanding (basic and diluted)	22,460	21,886	20,754

Twelve Months Ended December 31
Operating revenue	$595,993	$537,594	$507,546
Operating income	$87,782	$83,667	$78,994
Net income	$52,768	$48,825	$42,423
Earnings per share (basic and diluted)	$2.38	$2.27	$2.06
Weighted average shares outstanding (basic and diluted)	22,197	21,520	20,564

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com